Exhibit 5(b) and 8


                         LeBoeuf, Lamb, Greene & MacRae
                                     L.L.P.
                             New York, NY 10019-5389
                                 (212) 424-8000
                            Facsimile: (212) 424-8500






                                     March 7, 2003


MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota  58506-5650

Ladies and Gentlemen:

     We are acting as counsel for MDU Resources Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act") of Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Company's registration statement on Form S-3 (File No. 333-06127) (the "Registration Statement"), relating to the issuance and sale by the Company of additional shares of its Common Stock, par value $1.00 per share (the "Stock"), and the Preference Share Purchase Rights attached thereto (the "Rights") pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Post-Effective Amendment, (iii) the Rights Agreement, dated as of November 12, 1998, between the Company and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.), as Rights Agent, together with the exhibits thereto (the "Rights Agreement"), pursuant to which the Rights were created, (iv) the Restated Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as in effect on the date hereof, (v) resolutions of the Board of Directors of the Company, dated February 13, 2003, relating to the amendment and restatement of the Plan and the filing of the Post-Effective Amendment, (vi) the orders of the Federal Energy Regulatory Commission dated July 25, 1996, the Montana Public Service Commission dated July 8, 1996 and the Public Service Commission of Wyoming dated July 26, 1996, which permit the issuance of up to 3,273,273 shares of common stock in connection with the Plan and (vii) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof. In such examination, we have



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MDU Resources Group, Inc.
March 7, 2003
Page 2


assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Post-Effective Amendment, Rights Agreement, resolutions, orders, instruments, certificates, records and documents. We have also assumed the regularity of all corporate procedures.

     Based upon the foregoing, and subject to the limitations and qualifications contained in this opinion, we are of the opinion that:

1. The Stock will be validly issued, fully paid and non-assessable when the Stock shall have been issued, sold and delivered for the consideration contemplated in the Plan.

2. The issuance of the Rights has been validly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the Rights Agreement, will be legally issued and binding obligations of the Company.

3. The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are legally issued and binding obligations of the Company.

4. The statements made in the Post-Effective Amendment under the heading "Federal Income Tax Consequences" constitute an accurate description of certain Federal income tax consequences to participants in the Plan.

     In rendering the opinion set forth in paragraph "1" above, we have necessarily assumed that the appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Public Service Commission of Wyoming with respect to the issuance and sale by the Company of shares of Stock beyond the number approved in the 1996 authorizations referred to above will be obtained and that the 1996 authorizations and such additional authorizations remain or will be, as the case may be, in full force and effect.

     We express no opinion with respect to any laws other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws, and the federal laws of the United States. Insofar as this opinion involves matters of the laws of the States of Minnesota, Montana, North Dakota, South Dakota and Wyoming, we have relied upon the opinion of even date herewith addressed to you by Lester H. Loble, II, Esq., Executive Vice President, General Counsel and Secretary of the Company, which opinion is to be filed as exhibit to the Post-Effective Amendment.

         We hereby consent to the use of this opinion as an exhibit to the Post-Effective



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MDU Resources Group, Inc.
March 7, 2003
Page 3


Amendment and to the references to us under the heading "Legal Opinions" in the Post-Effective Amendment and in the Prospectus constituting a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                     Very truly yours,

                                     /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.